Capstone Companies Launches New Corporate Website
•	Modern design, user friendly and improved functionality
•	www.capstonecompaniesinc.com

DEERFIELD BEACH, FL, March 18, 2020 – Capstone Companies, Inc. (OTC: CAPC) (“Capstone” or the “Company”), a designer, manufacturer and marketer of consumer inspired products that bridge technological innovations with today’s lifestyle has launched its newly designed website at www.capstonecompaniesinc.com.  The new site features a modern design, improved functionality and easy access to corporate information.  Visitors can easily browse material based on their own needs including company and product information, press releases, SEC filings, stock updates, upcoming events just to highlight a few.  The Company performed a soft launch on Tuesday, March 17, 2020 and went live today.
Stewart Wallach, Capstone’s Chairman and CEO, commented, “we are proud to debut our new corporate website which has been designed to better serve our shareholders.  This site in addition to the previous launch of www.capstoneconnectedhome.com  and the scheduled release later in the month of www.capstoneindustries.com will collectively provide a full understanding of Capstone, it’s strategy as well as its products.”
Capstone’s new website will be updated on a regular basis with news of product launches, corporate milestones, SEC filings and more.
About Capstone Companies, Inc.
Capstone Companies, Inc. is a public holding company that engages, through its wholly owned subsidiaries, Capstone Industries, Inc., Capstone Lighting Technologies, LLC, and Capstone International HK, Ltd., in the development, manufacturing and marketing of consumer products to retail channels throughout North America and international markets.

Visit our websites; www.capstonecompaniesinc.com for more information about the Company and www.capstoneindustries.com and www.capstoneconnectedhome.com for information on our current product offerings.

Important Message Regarding COVID – 19

As the COVID-19 pandemic continues to spread around the world, Capstone is considering all recommended and required steps to ensure its employees’ health and safety in its workplaces.

We are following closely the recommendations of the Center for Disease Control and Prevention, Department of Homeland Security, State Department and local government guidelines and recommendations and the World Health Organization guidelines as applicable to our overseas’ offices.

We are committed to maintaining business reporting; however, we may need to modify the norm in doing so due to employees working remotely and the possibility of temporary office closures.

Material updates will be posted to our corporate website.

For more information, contact:
Company:
Aimee C. Brown
Corporate Secretary
(954) 252-3440, ext. 313